Exhibit 99.1

Playa Hotels & Resorts N.V. Announces

Amendments of Credit Facilities, Extension of Revolving Credit Facility Maturity

and Extension of Covenant Relief Periods

Fairfax, Va.—February 8, 2021—Playa Hotels & Resorts N.V. (NASDAQ: PLYA) (the “Company”) today announced that it has entered into amendments to its credit agreements with its senior secured credit facility lenders to, among other things, refinance and extend the maturity of a portion of its revolving credit facility and extend until March 31, 2022 the period during which the secured net leverage ratio requirements of the financial covenants in the credit agreements are replaced with a minimum liquidity test.

The Company entered into the Fifth Amendment to its Amended & Restated Credit Agreement (the “Fifth Amendment”) with Deutsche Bank AG New York Branch, as Administrative Agent and lender and the other lenders party thereto from time to time to, among other things, (i) refinance and extend the maturity of a portion of the Company’s revolving credit facility through January 2024 (the “Refinanced Revolving Loans”), (ii) increase the interest rate applicable to the Refinanced Revolving Loans by 1.00% to, at the Company’s option, either a base rate plus a margin of 3.00% or LIBOR plus a margin of 4.00%, (iii) extend the period during which a minimum required liquidity test replaces the leveraged-based financial covenant through March 31, 2022 (the “DB Covenant Relief Period”), (iv) modify the leveraged-based financial covenant for certain test dates after the DB Covenant Relief Period, and (v) add certain restrictions on, among other things, the incurrence of additional debt and making of investments, dispositions and restricted payments.

In addition, the Company entered into the Second Amendment to Credit Agreement (the “Second Amendment”) with an affiliate of Davidson Kempner Capital Management LP as administrative agent and the lenders party thereto from time to time to, among other things, (i) extend the period during which a minimum required liquidity test replaces the leveraged-based financial covenant through March 31, 2022 (the “DK Covenant Relief Period”), (ii) modify the leveraged-based financial covenant for certain test dates after the DK Covenant Relief Period, and (iii) add certain restrictions on, among other things, the incurrence of additional debt and making of investments, dispositions and restricted payments, as the case may be, all as more fully set forth in the Second Amendment.

“The successful extension of the covenant relief period and the amendment to our credit facility significantly increase our financial flexibility in the near term, allowing us to focus on the operational recovery in our markets,” said Bruce Wardinski, Chairman and CEO of Playa. “The ongoing support of our bank lending group has played a pivotal role in our ability to navigate the COVID-19 pandemic successfully and we look forward to continuing the relationship for years to come!”

For additional details on the aforementioned transactions, please refer to the Company’s Current Report on Form 8-K, which will be filed with the SEC on or about February 8, 2021.

About Playa Hotels & Resorts N.V.

Playa Hotels & Resorts N.V. is a leading owner, operator and developer of all-inclusive resorts in prime beachfront locations in popular vacation destinations in Mexico and the Caribbean. Playa owns and/or manages a total portfolio consisting of 21 resorts (8,172 rooms) located in Mexico, Jamaica and the Dominican Republic. In Mexico, Playa owns and manages Hyatt Zilara Cancun, Hyatt Ziva Cancun, Panama Jack Resorts Cancun, Panama Jack Resorts Playa del Carmen, Hilton Playa del Carmen, Hyatt Ziva Puerto Vallarta and Hyatt Ziva Los Cabos. In Jamaica, Playa owns and manages Hyatt Zilara Rose Hall, Hyatt Ziva Rose Hall, Hilton Rose Hall Resort & Spa, Jewel Grande Montego Bay Resort & Spa and Jewel Paradise Cove Beach Resort & Spa. In the Dominican Republic, Playa owns and manages the Hilton La Romana, Hyatt Ziva Cap Cana and Hyatt Zilara Cap Cana. Playa also owns four resorts in Mexico and the Dominican Republic that are managed by a third party and Playa manages the Sanctuary Cap Cana, in the Dominican Republic.

Forward-Looking Statements

This press release contains “forward-looking statements,” as defined by federal securities laws. Forward-looking statements reflect Playa’s current expectations and projections about future events at the time, and thus involve uncertainty and risk. The words “believe,” “expect,” “anticipate,” “will,” “could,” “would,” “should,” “may,” “plan,” “estimate,” “intend,” “predict,” “potential,” “continue,” and the negatives of these words and other similar expressions generally identify forward looking statements. Such forward-looking statements are subject to various factors that could cause actual outcomes or results to differ materially from those indicated in these statements, including the risks described under the sections entitled “Risk Factors” in Playa’s Annual Report on Form 10-K, filed with the SEC on February 27, 2020 and Quarterly Report on Form 10-Q, filed with the SEC on November 4, 2020, as such factors may be updated from time to time in Playa’s periodic filings with the SEC, which are accessible on the SEC’s website at www.sec.gov. These factors should not be construed as exhaustive and should be read in conjunction with the other cautionary statements that are included in this release and in Playa’s filings with the SEC. Currently, one of the most significant factors that could cause actual outcomes to differ materially from our forward-looking statements is the adverse effects of the current COVID-19 pandemic on the financial condition, operating results and cash flows of Playa, the airlines that service the locations where Playa owns resorts, the short and longer-term demand for travel, the global economy and the local economies where Playa owns its resorts, and the financial markets. While forward-looking statements reflect Playa’s good faith beliefs, they are not guarantees of future performance. Playa disclaims any obligation to publicly update or revise any forward-looking statement to reflect changes in underlying assumptions or factors, new information, data or methods, future events or other changes after the date of this press release, except as required by applicable law. You should not place undue reliance on any forward-looking statements, which are based only on information currently available to Playa (or to third parties making the forward-looking statements).

Contact:

Playa Hotels & Resorts N.V.

Pedram Saif, VP, IR & Strategy

571-529-6014

For additional information visit investors.playaresorts.com.